EXHIBIT 2(a)

                           PURCHASE AND SALE AGREEMENT



                                     between


                 EXXON PIPELINE COMPANY, a Delaware corporation


                                       and


                HOWELL CRUDE OIL COMPANY, a Delaware corporation

                                TABLE OF CONTENTS


                                                                Page No.


1.   Purchase and Sale of Assets                                 1

2.   Exclusions                                                  4

3.   Leases Between Buyer and EPC                                6

4.   Purchase Price                                              8

5.   Section Intentionally Deleted                               8

6.   Surveys                                                     8

7.   Hydrostatic Testing                                         8

8.   Surveillance                                                9

9.   Interim Operations                                          10

10.  Facilities Separations                                      10

11.  EPC's Representations and Warranties                        10

12.  Buyer's Representations and Warranties                      12

13.  Buyer's Acknowledgment                                      14

14.  Assessment                                                  14

15.  Right of Entry                                              15

16.  Review of Title                                             15

17.  Confidentiality                                             16

18.  Risk of Loss                                                17

19.  Indemnity and Release                                       17

20.  Closing                                                     19

21.  Purchase Price Allocation                                   20

22.  Property Taxes                                              20

23.  Other Taxes                                                 20

24.  Adjustment for Utility Charges and Credits                  20

25.  Allocation of Carrier Obligations and Proceeds              21

26.  Crude Oil Inventory                                         21

27.  Records                                                     22

28.  Access to Assets After Closing                              22

29.  Permits                                                     23

30.  Notices                                                     23

31.  Buyer's Default                                             23

32.  Guaranty of Buyer's Obligations                             24

33.  Further Assurances                                          24

34.  Hart-Scott-Rodino Antitrust Improvements Act of 1976        24

35.  Governing Law                                               25

36.  Assignment                                                  25

37.  Entire Agreement; Amendments                                25

38.  Publicity                                                   25

39.  No Joint Venture, Partnership and Agency                    25

40.  Counterparts                                                25

41.  Survival                                                    25

42.  Incorporation                                               25

43.  Payments                                                    26

List of Schedules                                                27

List of Exhibits                                                 28

                           PURCHASE AND SALE AGREEMENT


This Purchase and Sale Agreement ("Agreement") is made and entered into effective this 22nd day of February, 1995 by and between EXXON PIPELINE COMPANY, a Delaware corporation ("EPC") and HOWELL CRUDE OIL COMPANY, a Delaware corporation ("Buyer"):


                               W I T N E S S E T H

      WHEREAS, EPC desires to sell the real and personal property and related rights described in Section 1 below (collectively the "Assets"), and Buyer wishes to purchase the Assets from EPC, on the terms and conditions set forth below,

      NOW, THEREFORE, for the consideration hereinafter specified, EPC and Buyer agree as follows:

1. Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, EPC agrees to sell and Buyer agrees to buy all of EPC's right, title, and interest in the following:

     A. The pipes, valves, meters, pumping equipment, some cathodic protection devices, and other equipment that are a part of the following pipeline systems listed in 1.A(1)-(3) below, all as depicted in Exhibits "A1", "A2", and "A3" attached hereto, together with all crude oil storage tanks and attached valves, meters, and pumping equipment, as well as vehicles, boats (if any), tools, warehouse stock, equipment and materials which are useful to and necessary for the current operation and maintenance of the following pipeline systems and which are not primarily used for other EPC systems, including without limitation, those items identified in Exhibit "B" hereto and those items covered by the "Facilities Separation Agreement," as such term is defined in Section 2E (collectively, the "Facilities"):

           (1) Jay Pipeline Systems (more particularly listed in Exhibit "A1" Parts 1 & 2 hereto) as follows:

                a. The Jay Crude Oil and Crude Oil Condensate Gathering Systems, including lines extending from Escambia County, Alabama, Escambia County, Florida, and Santa Rosa County, Florida, to EPC's Jay Station in Santa Rosa County, Florida, and

                b. The Jay-Lott Road Sixteen-Inch (16") Trunkline System, extending from Santa Rosa County, Florida to Mobile County, Alabama;

          (2) Mississippi Pipeline Systems (more particularly listed in Exhibit "A2" Parts 1 & 2 hereto) as follows:

               a.   All of the gathering systems in Mississippi,

                b. The Soso-Liberty trunkline system, extending from Jones County to Amite County, Mississippi, and

                c. The Liberty-Maryland trunkline system, extending from Amite County, Mississippi to East Baton Rouge Parish, Louisiana;

          (3) The following Texas systems (more particularly listed in Exhibit "A3" Parts 1 & 2 hereto) :

                a. The Neches Jct.-Groesbeck (Todd-Fairfield and Fairfield-Groesbeck) trunkline system, extending from Anderson County to Limestone County, Texas, (See Exhibit "EE" hereto showing ownership limits)

                b. The Mexia-Groesbeck trunkline system, all located within Limestone County, Texas,

                c. The Groesbeck-Hearne trunkline system, extending from Limestone County to Robertson County , Texas,

                 d. The Hearne-Navasota trunkline system, extending from Robertson County to Grimes County, Texas,

               e. The Navasota-Satsuma trunkline system, extending from Grimes County to Harris County, Texas,

                f. The Satsuma-Pierce Junction trunkline system, including lines all located within Harris County, Texas, (See Exhibit "FF" hereto showing excluded assets)

                g. The Pierce Junction-Webster trunkline system, including lines all located within Harris County, Texas, (See Exhibit "GG" hereto showing excluded assets)

                h. The Webster-Texas City trunkline system, extending from Harris County to Galveston County, Texas,

                i. The Raccoon Bend-Satsuma trunkline system extending from Austin County to Harris County, Texas,

                j. The Webster-Houston 8" trunkline system, all located within Harris County, Texas, (See Exhibit "HH" hereto showing ownership limits)

                k. The Conroe/Tomball-Satsuma trunkline system, including the Tomball gathering system, extending from Montgomery County to Harris County, Texas,

                l. Satsuma Crude Station and Tank Farm, excluding the Baytown to Irving refined products pump station, and excluding the LPG facilities located in Harris County, Texas, and

                m. Pumping and metering facilities to be located at EPC's Webster Station, located in Harris County, Texas.

      B. The easements, and/or right of way agreements, and to the extent assignable, those land-use and water-crossing licenses or permits and governmental authorizations relating to the Assets, listed in Exhibit "C" hereto (collectively the "Easements"), together with any permanent structures and other improvements owned or leased by EPC located thereon and related to the
Facilities. Where EPC is retaining a pipeline or pipelines covered by an Easement, only the portions of the Easements needed for pipelines being transferred will be partially assigned to Buyer. Therefore, Easements related to the following pipeline systems will be only partially assigned:

          1.   Hearne to Satsuma;
          2.   Conroe to Satsuma;
          3.   Raccoon Bend to Satsuma;
          4.   Pierce Jct. to Webster; and
          5. Webster to Houston (where it parallels the Webster to Baytown pipelines to Gate Plant "N").

      C. The fee lands at the locations listed in Exhibit "F1" hereto, which are more particularly described in Exhibit "F2" hereto, (collectively, the "Fee Lands"), together with the permanent structures and other improvements thereto owned by EPC related to the Facilities, being all subject to certain exceptions and exclusions hereafter described.

      D. The leases for the stations and other sites listed in Exhibit "G" hereto (collectively, the "Leases").

      E. EPC will grant Buyer a non-exclusive easement, in the form of Exhibit "I-1" hereto ("Webster Station Easement"), for (i) the pipelines Buyer is purchasing which cross Webster Station; and (ii) access from Highway 3 to Buyer's station site. The approximate locations of the easements are shown in Exhibit "E" hereto. After facilities separation work is completed at Webster Station pursuant to the "Facilities Separation Agreement" (as defined in Section 10 herein), EPC and Buyer will amend the Webster Station Easement (a) to reflect the location of the relocated replacement lines and to release the easements as to the replaced lines, (b) to include a drainage easement from Buyer's pump station to Highway 3, and (c) to grant powerline or other utility easements as necessary for Buyer's operations. EPC will also grant Buyer a non-exclusive easement, in the form of Exhibit "I-2" hereto ("Satsuma Station Easement"), for existing 8" and 10" crude lines and powerlines across the fee tract to be reserved by EPC pursuant to Section 2.B. below. The approximate location of such easements is shown in Exhibit "L-1" hereto.

      F. The Assets also include EPC's records, files, and other data which relate solely to the Assets or necessary for their operation, subject to EPC's right to retain portions of said records, files and other data as provided in
Section 27 hereof.

     G. Any contracts to the extent assignable related to the Assets listed in Exhibit "J" hereto ("Contracts").

      H. EPC shall convey the Fee Lands at Satsuma Station subject to a lease between EPC, as lessor, and Exxon Corporation, as lessee, covering the microwave tower and related equipment at the Satsuma Station facility ("Microwave Lease"). EPC shall assign the Microwave Lease by Assignment and Assumption of Lease (hereby defined), in the form of Exhibit "K" hereto, in which Buyer shall assume all of EPC's rights, duties, and responsibilities under the Microwave Lease.

2.   Exclusions.

     A. EPC will reserve the following interests from the Fee Lands at Satsuma Station for the EPC facilities listed below (which facilities are excluded from the Assets):

           (1) EPC will reserve title to one tract of land for EPC's product station on its Baytown-Irving Refined Products Line ("BIPL") and for a future station site on EPC's 18"/ 20" Kemper-Baytown Line; and

           (2) EPC will reserve nonexclusive easements for (i) a roadway access route from Jackrabbit Road to the reserved station sites, (ii) rights of egress across the existing emergency escape route, (iii) BIPL, (iv) future construction of a manifold bypass for the 18"/20" Kemper-Baytown Line, and (v) EPC's Conroe to Satsuma 6" LPG Line. The easements described in (iii), (iv), and (v) shall include future line rights.

           These reservations shall be in the form in Exhibit "M1" hereto.   The
locations of the reserved interests will be approximately as shown in the drawing in Exhibit "L-1" hereto.

      B. EPC will reserve from the Fee Lands at Hearne Station (i) a nonexclusive easement for BIPL and for a power substation for power equipment, and (ii) an exclusive powerline easement for EPC's powerline. The easement reservation shall be in the form in Exhibit "M2" hereto. The location of the reserved easement will be approximately as shown in the drawing in Exhibit "CC" hereto.

      C. The Assets do not include microwave towers or related equipment. The microwave tower and equipment located at Satsuma Station shall remain at the station under a lease with Exxon Corporation.

      D. The Assets do not include vehicles, boats, tools, warehouse stock, equipment and materials temporarily located at or on the Facilities, Easements, Leases, or Fee Lands and which are primarily used for other EPC systems, including without limitation, the items listed in Exhibit "N" hereto, or any inventory, equipment, pipelines, fixtures or interests in land owned by other parties including EPC's Affiliates (as defined in Section 34 hereof).

      E. EPC will reserve all right, title, and interest to the following cathodic protection devices or systems ("CP Systems"):

          (1) all rectifiers, ground beds, bond boxes and the cable between the rectifiers and the bond boxes in the following pipeline systems:

                (A) the Webster-Houston line between Webster Station and Gate Plant "N,"

                (B) the Hearne Station to Satsuma Station pipeline, not including those at the stations, and

                (C) the Pierce Junction to Webster Station pipeline, including those at Pierce Junction,

           (2) Rectifier C-2068 in the Webster Station to Texas City pipeline, and

           (3) Rectifier #SW4, Station #235+60, called Brittmore Sewar Plant Rectifier between Satsuma Station and Pierce Junction.

           EPC's reserved CP Systems will not include, and EPC shall convey to Buyer, the cables that run from the bond boxes to the Facilities, or any other item of CP Systems described as "Howell CP Facilities" in Exhibit "O" hereto.

           EPC will also reserve all right title and interest to pipe bridges related to any of EPC's retained lines.

           EPC and Buyer will enter into a Facilities Sharing Agreement (hereby defined) in the form of Exhibit "O" hereto, whereby they will agree to share obligations and costs related to cathodic protection facilities and pipe bridges for mutual protection of parallel lines and related to the equipment located within the power substation at Hearne Station.

      F. This Agreement does not license or authorize Buyer to use or display the "Exxon" or the "Humble" name or any trademark owned by EPC or Exxon Corporation, and Buyer shall, at its expense, remove or paint over all signs and markings at or on the Assets which indicate that they were ever owned or operated by EPC or by Humble Pipeline Company, Exxon Corporation or its affiliates and return such signs to EPC or properly dispose of them. Buyer shall remove or paint over all signs and markings located at or on the stations which are included in the Assets within fourteen (14) days after Closing (as defined in Section 20), and shall remove or paint over any remaining signs within (i) thirty (30) days after the expiration of the Interim Operating Agreement or (ii) one hundred twenty (120) days after Closing, whichever occurs first.

      G. EPC will need a power line to service the EPC Products Station at Navasota. If the power company needs to cross the Navasota Crude Station and identifies the location prior to Closing, EPC will grant the easement to the power company and transfer the Navasota Crude Station subject to that easement. If the location is identified after Closing, Buyer agrees to grant the easement to the power company.

3.   Leases and Easements Between Buyer and EPC.

      A. Buyer shall grant to EPC a Satsuma Facilities Lease (hereby defined), in the form of Exhibit "P" hereto, for the portions of the Facilities currently used for the 18"/20" (Kemper-Baytown) crude system, as shown in the drawing in Exhibit "L-2" hereto. The Satsuma Facilities Lease shall have an initial lease term from Closing through December 31, 1997, with EPC having a right to terminate the lease at any time after the first twelve (12) months of the lease term upon sixty (60) days prior written notice, at a rental of $0.10 per barrel per month (based on nominal capacity of the leased tanks), and with responsibilities and obligations regarding common or shared facilities as described in the Satsuma Facilities Lease.

           The Satsuma Facilities Lease shall also include an option to renew upon sixty (60) days written notice prior to the expiration of the initial lease term, for a five (5) year renewal term at a rental rate to be mutually determined, but no more than $0.12 per barrel per month adjusted for inflation, and with maintenance and repair obligations as described in the Satsuma Facilities Lease.

           If EPC exercised its five (5) year renewal option under the Satsuma Facilities Lease, then upon a one (1) year written notice prior to the expiration of the renewal term, EPC may request and Buyer will provide to EPC either one (1) of the following at the end of the renewal term, to be determined in Buyer's sole discretion:

           (a) Buyer may sell a tract of land to EPC, at a location to be selected at Buyer's sole discretion from Buyer's station site remaining at the end of the renewal term, of sufficient area for EPC to construct a sufficient number of tanks to provide one million (1,000,000) barrels nominal capacity at a sales price to be determined by the average of two (2) independent appraisals (Buyer shall appoint an appraiser and EPC shall appoint the other appraiser); or

           (b) Buyer may sell to EPC then existing tankage that would provide one million (1,000,000) barrels of nominal capacity, together with related land or lease rights, as applicable, on terms then mutually agreeable to Buyer and EPC.

      B. EPC shall grant to Buyer a Webster Lease (hereby defined), in the form of Exhibit "Q" hereto, for (i) three tanks, Nos. 103, 105, and 106, with a total nominal capacity of one hundred sixty-five thousand (165,000) barrels currently located at EPC's Webster Station, and (ii) roadway access across EPC's property to allow access between Buyer's facility adjacent to Webster Station and the easement property as shown in the drawing in Exhibit "E" hereto. The Webster Lease shall have a lease term from Closing through December 31, 1999, at a rental of $0.10 per barrel per month (based on nominal capacity of the leased tanks), with an option to renew upon sixty (60) days written notice prior to the expiration of the initial lease term, for a five (5) year renewal term at a rental rate to be mutually determined, but no more than $0.12 per barrel per month adjusted for inflation, and with maintenance and repair obligations as described in the Webster Lease (similar to the Satsuma Facilities Lease relative to tankage).

           If Buyer exercises its five (5) year renewal option under the Webster Lease, then upon a one (1) year written notice prior to the expiration of the renewal term, Buyer may request and EPC will provide to Buyer either one (1) of the following at the end of the renewal term, to be determined in EPC's sole discretion:

           (a) EPC may sell a tract of land to Buyer, at a location to be selected at EPC's sole discretion from EPC's station site remaining at the end of the renewal term, of sufficient area for Buyer to construct a single one hundred fifty thousand (150,000) barrel nominal capacity tank, at a sales price to be determined by the average of two (2) independent appraisals (EPC shall appoint an appraiser and Buyer shall appoint the other appraiser); or

           (b) EPC may sell to Buyer then existing tankage that would provide one hundred fifty thousand (150,000) barrels of nominal capacity, together with related land or lease rights, as applicable, on terms then mutually agreeable to EPC and Buyer.

     C. Buyer shall grant to EPC a sublease (the "Navasota Sublease") covering a portion of the leased tract shown on Exhibit "D" hereto for use as a products station. Buyer will reserve the non-exclusive right to use the roadway across the portion of EPC's product station as shown on Exhibit "D" hereto. The Navasota Sublease will be in the form of Exhibit "H" hereto. Buyer agrees to record the Navasota Sublease immediately after Closing.

      D. Any lien filed against all or any portion of the Assets which secures financing obtained by Buyer shall be expressly subordinate to the Satsuma
Facilities Lease, the Navasota Sublease, the Microwave Lease, and to any easements or leases relating to any portion of the Assets which are granted to EPC at or after the Closing .

      E. Buyer will grant to EPC (i) a nonexclusive easement for the 18" crude line to Satsuma; (ii) three (3) nonexclusive easements for gathering lines; and
(iii) an exclusive easement covering an approximately 15' by 20' tract for EPC's leased automatic custody transfer ("LACT") unit. The easement shall be in the form in Exhibit "M3" hereto. The location of the easements will be approximately shown in the drawing in Exhibit "II" hereto. After Closing, Buyer agrees to grant to Exxon Corporation (or any of its divisions) an easement for cable lines from Buyer's station building to the Racoon Bend microwave tower.

      F. Buyer and EPC acknowledge that EPC and its Affiliates may have in place pipelines and related equipment on certain Fee Lands and property covered by the Leases and Easements which the parties have not yet identified or provided for in this Agreement, including without limitation, at Raccoon Bend, Pierce Junction and Neches Junction (Todd). Buyer agrees to grant EPC or its Affiliates, as applicable, or to allow EPC to reserve in the conveyances, easements or partial assignments for such pipelines and related equipment in substantially the form of the other easements and partial assignments attached as Exhibits to this Agreement.

4. Purchase Price. The "Purchase Price" (hereby defined) to be paid for the Assets shall be SIXTY-THREE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($63,500,000.00) cash or other immediately available funds in EPC's account. As evidence of good faith, Buyer will deposit with EPC the following amounts: (i) on February 23, 1995, SIX MILLION THREE HUNDRED FORTY NINE THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($6,349,500.00) (the "Deposit") and (ii) on the effective date of this Agreement, FIVE HUNDRED AND NO/100 DOLLARS ($500.00) (the "Independent Consideration"). The Independent Consideration shall be in addition to and independent of any other consideration provided under this Agreement, shall be non-refundable and shall be retained by EPC under all circumstances. The parties acknowledge the sufficiency of the Independent Consideration to support this Agreement. The Deposit will be applied to the Purchase Price at Closing, and except as specifically provided otherwise in this Agreement, shall be non-refundable and non-interest bearing.

5.   Section Intentionally Deleted.

6. Surveys. Buyer shall reimburse EPC for the first TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00) of the costs of surveying the easements, leases, and any tracts of land as required to carry out the provisions of this Agreement or Exhibits hereto. Buyer and EPC will share equally any surveying costs incurred in excess of TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00).

7. Hydrostatic Testing. EPC will perform hydrostatic testing of certain portions of the pipeline sections included in the Hearne-Texas City/Mexia System in accordance with the Hydrostatic Testing Plan (hereby defined) attached as Exhibit "AA" hereto and Buyer's representative shall be responsible for certifying the test pressure. Buyer or its representative may be present and observe the hydrostatic testing, if Buyer so elects. EPC will complete the testing of the pipeline section from Hearne to Navasota and the pipeline section from Groesbeck to Neches Junction prior to Closing. If the hydrotests on the Hearne to Navasota and Groesbeck to Neches Junction segments are not completed by Closing, the Closing shall be extended until such tests are completed. EPC will use its best efforts to complete the testing of the pipeline section from Pierce Junction to Webster prior to Closing. If EPC is unable to complete the testing prior to Closing, Buyer will grant EPC access to the Pierce Junction to Webster pipeline section to complete the testing. EPC will not be responsible for any interruption of business which may result from such testing of the Pierce Junction to Webster pipeline sections. In this section, the terms "testing" and "hydrostatic testing" shall mean the work described in the Hydrostatic Testing Plan, and "completed" shall have the meaning set forth in the Hydrostatic Testing Plan.

      Buyer will reimburse EPC for the first ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) of the costs incurred by EPC in connection with the hydrostatic testing of the three (3) pipeline sections. If Buyer requires EPC to perform hydrostatic testing between Pierce Junction and Webster as provided in Exhibit "AA" hereto, Buyer's obligation to pay the costs associated with the additional testing shall be in addition to and not included as part of Buyer's reimbursement obligation under this Section 7. EPC will be responsible for the second ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) of such costs. Buyer and EPC will share equally any costs incurred in excess of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00). If the costs incurred by EPC in connection with the hydrostatic testing are less than ONE MILLION AND NO/100 DOLLARS ($1,000,000.00), then the amount of any such difference (the "Unincurred Testing Costs") shall be added to the maximum amounts to be reimbursed by Buyer pursuant to Section 10. EPC may deliver invoices to Buyer from time to time but no more frequently than monthly and Buyer will reimburse EPC within thirty (30) days of receipt of such invoice. Buyer will have the right to audit EPC records of the costs reimbursed, for a period of one (1) year after the reimbursement request.

      In Sections 7 (including cost reimbursement under Exhibit "AA" hereto), 9, and 10 of this Agreement, the costs to be reimbursed shall include costs for equipment, materials, contract services, and other direct expenditures (vehicle/gasoline, travel expenses, etc.) and wages and salaries for appropriate EPC company personnel plus benefits and payroll burden at the rates specified in the Burden List (hereby defined) set forth in Exhibit "DD" hereto. Any change in the rates specified in the Burden List will be agreed to by both parties prior to implementation.

8. Surveillance. At Closing, EPC and Buyer will enter into a Monitoring and Operations Control Agreement (hereby defined) in the form of Exhibit "BB" hereto. In that agreement, EPC will agree to continue to operate its remote control center for monitoring and operations control for the Facilities until the earlier to occur of (i) one (1) year after Closing, or (ii) the facility separation work detailed in Section 10 below is completed and Buyer's remote control center is constructed and operational. Buyer will use best efforts to complete construction of and commence operating its remote control center as soon as possible after Closing. In the Monitoring and Operations Control Agreement, Buyer shall agree to pay for third party costs incurred by EPC, such as leased circuit costs, costs of maintenance of the leased circuits, and costs of maintenance of the field SCADA (as defined in Exhibit "BB") equipment and other costs incurred by EPC directly related to the Facilities. Buyer will have the right to audit EPC records of the costs reimbursed, for a period of one (1) year after the reimbursement request.

9. Interim Operations. At Closing, EPC and Buyer will enter into an Interim Operating Agreement (hereby defined) in the form of Exhibit "W" hereto. In the Interim Operating Agreement, EPC will agree to serve as operator for Buyer of the portions of the Assets specified in the Interim Operating Agreement for up to a three (3) month period. If Buyer's pump station at Webster Station is not completed at the expiration of the term of the Interim Operating Agreement, Buyer will have the right to extend the Interim Operating Agreement for the sole purpose of EPC's providing Manifold Operation Services (as defined in Exhibit "W") until the pump station is completed. In that agreement, Buyer shall agree to pay third party and direct costs incurred by EPC, including employee benefits. Buyer will have the right to audit EPC records of the costs reimbursed, for a period of one (1) year after the reimbursement request.

10. Facilities Separations. Buyer and EPC shall enter into a Facilities Separation Agreement (hereby defined) in the form of Exhibit "Z" hereto, wherein EPC agrees to perform work to separate the Assets from certain facilities retained by EPC, as more particularly described therein (the "Work"). Buyer shall reimburse EPC for costs incurred by EPC, up to a maximum of EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($800,000.00), plus the amount of any Unincurred Testing Costs pursuant to Section 7, for the Work at Satsuma and Webster Stations. Buyer shall reimburse all separation costs for the Work at Navasota Station. EPC may bill Buyer for such reimbursements from time to time, but no more frequently than monthly. Buyer shall pay reimbursables within thirty (30) days after receipt of an invoice from EPC. Buyer will have the right to audit EPC's records of the costs reimbursed, for a period of one (1) year after the reimbursement request. Buyer shall be responsible for any separation and construction of new facilities needed by Buyer for operation of the Assets which are not included in the Work. In the Interim Operating Agreement, EPC also agrees to provide to Buyer at Webster Station the Manifold Operation Services necessary between Closing and the date Buyer's pump station is completed as part of the Work. Buyer shall reimburse EPC's costs of providing such services.

11.  EPC's Representations and Warranties.

      A. EPC WILL SELL THE ASSETS TO BUYER ON AN AS-IS, WHERE-IS AND WITH ALL FAULTS BASIS. EPC MAKES NO REPRESENTATIONS OR EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE ASSETS. EPC MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, INFORMATION, OR MATERIALS HERETOFORE OR HEREAFTER FURNISHED BUYER IN CONNECTION WITH THE ASSETS AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK. BUYER EXPRESSLY WAIVES THE PROVISIONS OF (I) CHAPTER XVII, SUBCHAPTER E, SECTIONS
17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), VERNON'S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCE CODE (THE "DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT");(II) CHAPTER 19, SECTIONS 8-19-1 THROUGH 8-19-15, INCLUSIVE, CODE OF ALABAMA, COMMERCIAL LAW AND CONSUMER PROTECTION CODE (THE "DECEPTIVE TRADE PRACTICES ACT"); (III) CHAPTER 501, PART II, SECTIONS 501.201 THROUGH 501.213, INCLUSIVE, FLORIDA STATUTES ANNOTATED, CONSUMER PROTECTION (THE "FLORIDA DECEPTIVE AND UNFAIR TRADE PRACTICES ACT"); (IV) CHAPTER 13, SECTIONS 1401 THROUGH 1418, INCLUSIVE, LOUISIANA REVISED STATUTES, TRADE AND COMMERCE (THE "UNFAIR TRADE PRACTICES AND
CONSUMER PROTECTION LAW"); AND (V) CHAPTER 24, SECTIONS 75-24-1 THROUGH 75-24-131, INCLUSIVE, MISSISSIPPI CODE ANNOTATED, REGULATION OF TRADE, COMMERCE AND INVESTMENTS ("REGULATION OF BUSINESS FOR CONSUMER PROTECTION")
AS SUCH PROVISIONS RELATE TO THE PORTIONS OF THE ASSETS LOCATED WITHIN EACH JURISDICTION.

      B. EPC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and in each state where the Assets are located and has the corporate power and necessary governmental authorizations to own, lease and operate the Assets.

      C. EPC has the corporate power and authority to execute and deliver this Agreement and each agreement and instrument to be delivered by EPC pursuant hereto, and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and each agreement and instrument to be delivered pursuant hereto by EPC, and the consummation of the transactions provided for hereby have been duly authorized and approved by all requisite corporate action of EPC and no other corporate act or proceeding on the part of EPC or its shareholders is necessary to authorize the execution, delivery or performance of this Agreement and this Agreement is a legal, valid, binding and enforceable obligation of EPC, except as may be limited by bankruptcy or other laws of such general application affecting creditors' rights generally.

     D. No consent, approval, or notices of or to any other person ("Consent") is required with respect to EPC in connection with the execution, delivery or enforceability of this Agreement or the consummation of the transactions provided for hereby other than (i) those for which any adverse consequences arising out of the failure to obtain such Consent or to make such filing are immaterial, individually and in the aggregate, to the Assets; (ii) those required for transfer of the Easements, if any, and (iii) filings made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     E.   Except for the transfer of the Easements and Leases or as set forth on
Schedule 11.E., the execution and delivery of this Agreement and the consummation of the transactions provided for hereby does not (i) violate any other agreement, contract, instrument or order to which EPC is subject or is a party, or (ii) trigger any rights of first refusal, or any buy/sell or similar rights.

      F. Except as set forth on Schedule 11.F, (i) there is no action, suit, proceeding or formal claim pending, involving or affecting the Assets and seeking compensation in an amount in excess of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) in each case, or FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) in the aggregate, or seeking compensation in an unspecified amount; and (ii) to the best of EPC's knowledge, there is no claim threatened involving or affecting the Assets and seeking compensation in an amount in excess of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00).

      G. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of EPC or its Affiliates in such manner as to give rise to any valid claim against Buyer for any broker's or finder's fee or similar compensation in connection with the transactions contemplated hereby. EPC agrees to pay and to indemnify fully, hold harmless and defend Buyer and its Affiliates from and against, and pay, any claims by any person alleging a right to a broker's or finder's fee based upon any actions of EPC or its Affiliates.

      H. The Fee Lands, Easements, and Leases will be conveyed to Buyer free and clear of any monetary liens and monetary encumbrances. The sole remedy for breach of this provision shall be the cost of removing any monetary liens or monetary encumbrances by EPC.

      I. To best of EPC's knowledge, the Assets have been used only for the operation of a crude oil pipeline system.

12.  Buyer's Representations and Warranties.

     A. BUYER REPRESENTS TO EPC THAT BUYER IS ACQUIRING THE ASSETS FOR ITS OWN BENEFIT AND ACCOUNT.

     B. BUYER REPRESENTS THAT BY REASON OF BUYER'S KNOWLEDGE AND EXPERIENCE IN THE EVALUATION, ACQUISITION, AND OPERATION OF OTHER KINDS OF OIL AND GAS PROPERTIES, BUYER HAS EVALUATED THE MERITS AND RISKS OF PURCHASING THE ASSETS AND HAS FORMED AN OPINION BASED SOLELY UPON BUYER'S KNOWLEDGE AND EXPERIENCE AND NOT UPON ANY REPRESENTATIONS OR WARRANTIES BY EPC WITH RESPECT TO THE ASSETS OR AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, INFORMATION, OR MATERIALS HERETOFORE OR HEREAFTER FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS, AND ANY RELIANCE ON OR USE OF THE SAME HAS BEEN AND WILL BE AT BUYER'S SOLE RISK.

      C. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and in each state where the Assets are located.

      D. Buyer has the corporate power and authority to execute and deliver this Agreement and each agreement and instrument to be delivered by Buyer pursuant hereto, and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and each agreement and instrument to be delivered pursuant hereto by Buyer and the consummation of the transactions provided for hereby have been duly authorized and approved by all requisite corporate action of Buyer and no other corporate act or proceeding on the part of Buyer or its Affiliates or shareholders is necessary to authorize the execution, delivery or performance of this Agreement and Agreement is a legal, valid, binding and enforceable obligation of Buyer, except as may be limited by bankruptcy or other laws of such general application affecting creditors' rights generally.

      E. No Consent is required with respect to Buyer or any of its Affiliates in connection with the execution, delivery or enforceability of this Agreement or the consummation of the transactions provided for hereby, other than (i) those for which any adverse consequences arising out of the failure to obtain such Consent or to make such filing are immaterial, individually and in the aggregate, to the Assets, and (ii) filings made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      F. Except as set forth on Schedule 12.F., the execution and delivery of this Agreement and the consummation of the transactions provided for hereby does not violate any other agreement, contract, or instrument to which Buyer is subject or is a party.

      G. Except as set forth on Schedule 12.G., no action, suit, proceeding or claim is pending or to Buyer's knowledge threatened against Buyer seeking to restrain or prohibit this Agreement or the transactions contemplated hereby, or to obtain damages, a discovery order or other relief in connection with this Agreement or the transactions contemplated hereby.

      H. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Buyer or its Affiliates in such manner as to give rise to any valid claim against EPC for any broker's or finder's fee or similar compensation in connection with the transactions contemplated hereby. Buyer agrees to pay and to indemnify fully, hold harmless and defend EPC and its Affiliates from and against, and pay, any claims by any person alleging a right to a broker's or finder's fee based upon any actions of Buyer or its Affiliates.

13. Buyer's Acknowledgment. Buyer acknowledges that the Assets have been used for the operation of a crude oil pipeline system, which operation involves or may have involved the existence, handling, disposal, or spill of wastes, crude oil, condensate, tank bottoms, produced water, asbestos, undisplaced crude oil, lead-based paints, PCB's in transformers, mercury in electrical switches, Naturally Occurring Radioactive Material, and other materials, substances, or contaminants.

14.  Assessment.

     A. Buyer, at its own risk and expense, may conduct a due diligence review of the Assets as Buyer considers necessary or advisable. The due diligence review must be completed without delaying the Closing and must be coordinated and scheduled between designated representatives of Buyer and EPC. Buyer has agreed that due diligence will not include intrusive testing.

      B. If, as a result of Buyer's due diligence review either a "Material Physical Defect" or a "Material Environmental Condition" (each defined below) is discovered, Buyer shall immediately notify EPC in writing, but no later than March 24, 1995, describing such defect or condition and the reasonable estimate of the cost to repair or remediate. EPC shall have the right to repair the defect or agree to remediate the environmental condition by giving Buyer written notice of such election prior to Closing. If EPC elects not to repair or remediate the condition, (i) Buyer or EPC may terminate this Agreement by giving written notice to the other party prior to Closing, or (ii) Buyer and EPC may, prior to Closing, mutually agree to a Purchase Price adjustment. If either party terminates this Agreement in accordance with this Section 14B, EPC shall return the Deposit and both parties shall be relieved of all liabilities and obligations hereunder, except for any indemnity provisions, which shall survive such termination. For the purposes of this paragraph only, a "Material Physical Defect" shall mean physical defects in the Facilities not disclosed prior to
January 12, 1995 for which the cost of repair or replacement would exceed a cumulative total of TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS
($2,500,000.00). To be included in the calculation of the cumulative amount, the cost of repair or replacement due to a defect in any individual component of the Facilities must exceed ONE HUNDRED SEVENTY-FIVE THOUSAND AND NO/100 DOLLARS ($175,000.00). For purposes of this Section 14B, in order to be considered a defect in an individual component, a defect must exist over a length of one (1) mile or less if found in a pipeline or exist in any individual component if found at a station. For the purposes of this paragraph only, a "Material Environmental Condition" shall mean a condition not disclosed prior to January 12, 1995 of any of the Fee Lands or a condition not disclosed prior to January
12, 1995 and caused by EPC or its operations on the property covered by the Leases or the Easements where a governmental agency would mandate remediation of such conditions under applicable Environmental Laws (as defined in Section 19), for which the cost of remediation would exceed a cumulative total of THREE MILLION AND NO/100 DOLLARS ($3,000,000.00). To be included in the calculation of the cumulative amount of Material Environmental Condition, an applicable individual condition cost must exceed SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($750,000.00).

15. Right of Entry. EPC will provide Buyer (or its contractor) with reasonable access to the Assets to conduct the due diligence review. If EPC does not have legal right to allow Buyer such access, then EPC and Buyer shall work together to obtain the access. Buyer and/or its contractor shall comply with prudent safety and industrial hygiene procedures, including without limitation, EPC's Safety Requirements previously delivered to Buyer, and any amendments thereto upon notice to Buyer, and shall review such procedures with EPC prior to commencement of the Assessment. Buyer, its employees, agents and/or contractors shall comply with EPC's Drug and Alcohol Prohibitions and Requirements, previously delivered to Buyer, and any amendments thereto upon notice to Buyer, while present at or on the Assets. Buyer shall submit schedules to EPC which show when Buyer plans to access the Assets. Said schedules shall be in sufficient detail to allow EPC to determine in advance the approximate number of employees, contractors, subcontractors and equipment that Buyer will have on site, and shall be provided to EPC sufficiently in advance of the date or dates of access to enable EPC to arrange to have an inspector(s) present. Buyer shall not access the Assets without the presence of an EPC employee or EPC contractor. It is understood that there are risks associated with accessing the Assets, and Buyer assumes responsibility for the safety of personnel and property of both Buyer and Buyer's contractors. Buyer agrees to inspect the Assets for safety purposes upon such entry and to exercise precautions and conduct all actions at or on the Assets in a way that will, in so far as reasonably possible, assure the safety of persons and property. IN ADDITION TO BUYER'S RELEASE AND INDEMNITY IN SECTION 19, Buyer shall release, indemnify and hold harmless EPC, ITS OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS, AND ASSIGNS (HEREINAFTER INDIVIDUALLY AND COLLECTIVELY, THE "INDEMNITEE") against any CLAIMS ASSERTED AGAINST INDEMNITEE BY ANY PERSON for injury to persons or damage to property arising out of the due diligence review, except to the extent that any such injury or damage arises out of the negligence or willful misconduct of EPC. If such injury to persons or damage to property is the result of joint negligence or willful misconduct of EPC and Buyer (which termS, for purposes of this indemnification shall include EPC's and Buyer's respective employees, contractors and agents), Buyer's duty of indemnification shall be reduced to the extent of EPC's proportionate share of such joint negligence or willful misconduct.

16. Review of Title. During the due diligence review, Buyer shall be entitled to review the Easements, Fee Lands, and Leases descriptions to determine whether EPC has good title and whether any consents or approvals are required for their assignment or conveyance. At Buyer's request, EPC will provide Buyer with access with copying privileges, at Buyer's sole cost, to EPC's right of way files covering the Easements, Fee Lands, and Leases. If Buyer discovers a "Material Title Defect" (as defined below) during its due diligence review, Buyer shall immediately notify EPC in writing of the defect, but no later than March 24, 1995. EPC shall have the right to cure such defect by giving Buyer written notice of such election prior to Closing. If EPC elects not to cure such defect, (i) Buyer or EPC may terminate this Agreement by giving written notice to the other party prior to Closing, or (ii) Buyer and EPC may, prior to Closing, mutually agree to a Purchase Price adjustment. For the purposes of this paragraph, a "Material Title Defect" shall mean a defect or encumbrance (other than a Material Consent, as defined below) to title for which the cost of curing would exceed ONE MILLION AND NO/100 DOLLARS ($1,000,000.00). During the due diligence review, Buyer will identify in writing to EPC all Material
Consents required for assignment of any of the Easements or the Leases. EPC will use reasonable efforts to obtain all Material Consents so identified. For purposes of this paragraph, a "Material Consent" shall mean a consent which is required on the face of the Easement or the Lease and which is required to be obtained from an individual or entity other than a public or quasi-public entity or a business entity which grants consents in the normal course of business. If EPC determines that obtaining a Material Consent could require the expenditure of TEN THOUSAND AND NO/100 DOLLARS ($10,000.00) or more, and if EPC elects not to expend such amount to obtain the consent, (i) Buyer or EPC may terminate this Agreement by giving written notice to the other party, or (ii) Buyer and EPC may, prior to the Closing negotiate a reduction of the amount of the Purchase Price to fairly reflect the cost of obtaining such consent. If consents or approvals (other than any consents or approvals which constitute Material Consents) are required, EPC shall endeavor to obtain such consents and/or approvals, provided that (i) EPC shall not be required to incur any expense beyond EPC's usual overhead expense, (ii) Buyer shall cooperate in obtaining any such consents and or approvals, and (iii) Buyer and/or EPC shall execute any reasonable documentation requested by the parties whose consent or approval may be required. Buyer agrees that any circumstance in which EPC has reasonable claims to prescriptive rights shall not be considered a Material Title Defect. If either party terminates this Agreement in accordance with this Section 16, EPC shall return the Deposit and both parties shall be relieved of all liabilities and obligations hereunder, except for any indemnity provisions, which shall survive such termination.

17. Confidentiality. Buyer shall maintain in confidence any information obtained in the due diligence review, in the review of title or any other information obtained from EPC, and shall not use such information in any manner that is adverse or detrimental to the interests of EPC. Buyer shall not disclose such information to any other party without prior written consent from EPC, unless required by law to do so, in which case Buyer shall provide written notice to EPC prior to the disclosure. Buyer shall take all reasonable measures to protect the confidentiality of the information, including but not limited to,
(1) disclosing the information only to those employees who have a "need to know"; and (2) ensuring that each such employee to whom the information is disclosed is first advised of Buyer's obligations hereunder. Either before or after Closing, Buyer shall not provide such information to any third party that would aid or assist others in any claims or proceedings adverse to EPC, except to the extent required by legal process. Where such information must be furnished by requirements of legal process, Buyer shall provide written notification to EPC prior to providing such information.

18. Risk of Loss. If prior to the Closing either (i) "Material Damage or Destruction" occurs by fire or other casualty to all or any portion of the Assets, or (ii) a taking of a "Material Portion" of the Assets occurs by condemnation or eminent domain or by agreement in lieu thereof, EPC shall immediately notify Buyer thereof. EPC shall have the right to rebuild, repair or replace such lost, damaged, or governmentally taken portion of the Assets, by giving Buyer written notice of such election within ten (10) days after the damage or destruction or governmental taking or give notice at any time prior to Closing, if the damage or destruction or governmental taking occurs less than ten (10) days prior to Closing. If EPC elects not to cure such loss or damage prior to the Closing despite reasonable efforts to cure, (i) EPC or Buyer may terminate this Agreement, or (ii) Buyer and EPC may, before the Closing, negotiate a reduction of the amount of the Purchase Price to fairly reflect the value represented by the lost or damaged Assets or the Assets taken by condemnation. If either party terminates this Agreement in accordance with this
Section 18, EPC shall return the Deposit and both parties shall be relieved of all liabilities and obligations hereunder, except for any indemnity provisions, which shall survive such termination. For the purposes of this paragraph only, a loss by fire or other casualty shall be deemed Material Damage or Destruction if the cost of repairing the damage done to any individual component of the Assets exceeds ONE MILLION AND NO/100 DOLLARS ($1,000,000.00). For the purposes of this paragraph only, a taking by condemnation, or as otherwise provided herein, shall be deemed a taking of a "Material Portion" if more than 10 percent of the Assets is so taken, or if operations of the Assets would be significantly curtailed for a period exceeding three (3) months as a result thereof.

19.   INDEMNITY  AND RELEASE:  iN ADDITION TO buyer's RELEASE AND  INDEMNITY  IN
SECTION 15 OF THIS AGREEMENT and in addition to any release or indemnity in any other agreement executed pursuant to this agreement, THE FOLLOWING SHALL APPLY:

      A. EFFECTIVE AS OF THE DATE OF closing, and Except as expressly limited in section 19d below, Buyer, its officers, directors, employees, representatives, successors and assigns (hereinafter individually and collectively, the "indemnitor") agrees to release, indemnify and hold harmless EPC, its officers, directors, employees, representatives, successors, and assigns (hereinafter individually and collectively, the "indemnitee") from all Claims asserted against indemnitee by any person or entity arising (1) in connection with the environmental condition of the Assets, to the extent ARISING OUT OF, related to or caused by the ownership, operation, use, repair, removal, or control of ANY OF the crude oil pipeline systemS by indemnitee or indemnitor;
(2) from incidents occurring after Closing relating to the condition of the assets; and/OR (3) in connection with indemnitor's ownership, operation, use, repair, removal, or control of the assets after Closing.

      B. effective as of the date of closing, AND EXCEPT AS EXPRESSLY LIMITED IN SECTION 19D BELOW, indemnitor agrees to release indemnitee from all Claims not covered by section 19A above arising in connection with the condition of the Assets, their ownership, operation, use, repair, removal, or control by indemnitee.

      c. it is the express intention of the parties that the release and indemnity in this section 19 shall apply to claims that may arise in whole or in part from the negligence, gross negligence, willful misconduct, or strict liability of indemnitee, whether active, passive, joint, concurrent, or sole.

      d. indemnitor's indemnity set forth in Section 19a AND INDEMNITOR'S RELEASE SET FORTH IN SECTION 19B shall not include any liability resulting from claims by EPC employees for personal injury or death, to the extent that the personal injury or DEATH results from exposure prior to closing and would have given rise to a legally enforceable cause of action prior to closing. INDEMNITOR'S RELEASE SET FORTH IN SECTION 19B SHALL NOT APPLY TO (1) THE BREACH BY INDEMNITEE OF ANY OF THE REPRESENTATIONS OR WARRANTIES IN SECTION 11 OF THIS AGREEMENT; (2) ANY CLAIMS RELATING TO THE LAWSUITS SET FORTH IN SCHEDULE 11.F, FOR WHICH INDEMNITEE SHALL RETAIN RESPONSIBILITY; OR (3) THE RIGHT OF INDEMNITOR TO SEEK CONTRIBUTION FROM INDEMNITEE FOR CLAIMS ASSERTED AGAINST INDEMNITOR ARISING IN CONNECTION WITH THE ENVIRONMENTAL CONDITION OF THE ASSETS, TO THE EXTENT ARISING OUT OF, RELATED TO OR CAUSED BY THE OWNERSHIP, OPERATION, USE, REPAIR, REMOVAL, OR CONTROL BY INDEMNITEE OF ANY PRODUCT PIPELINE SYSTEMS LOCATED ON OR ADJACENT TO THE ASSETS.

      e. IF ANY PROVISION OR PROVISIONS OF THIS SECTION, OR ANY PORTIONS THEREOF, SHOULD BE DEEMED INVALID OR UNENFORCEABLE PURSUANT TO A FINAL DETERMINATION OF ANY COURT OF COMPETENT JURISDICTION OR AS A RESULT OF FUTURE LAWS, SUCH DETERMINATION OR ACTIoN SHALL BE CONSTRUED SO AS NOT TO AFFECT THE VALIDITY OR EFFECT OF ANY OTHER PORTION OR PORTIONs OF THIS SECTION NOT HELD TO BE INVALID OR UNENFORCEABLE.

     DEFINITIONS:

      The term "Claims" as used in this Section means all liability, costs, expenses, claims, demands, fines, penalties, or causes of action of whatever nature, whether at common law or under any applicable law, rule or regulation, including without limitation applicable "Environmental Laws", as hereafter defined.

      The term "Environmental Laws", as used in this Agreement means federal, state, and local laws, including without limitation, statutes, regulations, orders, ordinances, and common law, relating to protection of public health or the environment, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (942 U.S.C. Sec. 9601 et. seq.), The Safe Drinking Water Act (14 U.S.C. Sec. 1401-1450), The
Hazardous Materials Transportation Act (49 U.S.C. Sec. 1801 et. seq.) and The Toxic Substance Control Act (15 U.S.C. Sec 2601-2629) as each may be amended from time to time.

20. Closing. The "Closing" (hereby defined) of this sale shall occur on March 31, 1995, at the offices of EPC at 800 Bell Street, Houston, Texas, unless the parties mutually agree to another location. Buyer and EPC shall also use best efforts to close before March 31, 1995. At the Closing, EPC and Buyer shall execute and/or deliver one or more of each of the following documents:

      A. a Bill of Sale in the form attached hereto as Exhibit "R", covering the Facilities;

      B. an Assignment in the form attached hereto as Exhibit "S", for each county and parish where Easements are being fully assigned to Buyer;

      C. a Partial Assignment in the form attached hereto as Exhibit "T" for each county and parish where Easements are being partially assigned to Buyer;

      D. an Assignment and Assumption of Contracts in the form attached hereto as Exhibit "U", covering the Contracts;

      E. a Special Warranty Deed in the form attached hereto as Exhibit "V", for each county and parish in which Fee Lands are being conveyed to Buyer;

     F.   the Satsuma Facilities Lease;

     G.   the Webster Lease;

     H.   a certificate of non-foreign status provided to Buyer by EPC;

     I.   The Interim Operating Agreement attached hereto as Exhibit "W";

     J. Incumbency certificates for all signatory officers of Buyer, Guarantor and EPC;

      K.    Certified Articles of Incorporation & Bylaws of Buyer, Guarantor and
EPC;

       L. Certified Corporate Resolutions of Buyer, EPC and Guarantor authorizing all aspects of transactions contemplated herein;

     M.   the Facilities Sharing Agreement;

     N.   a Guaranty in the form attached in Exhibit "X";

     O.   the Assignment and Assumption of Lease; and

      P. any other documents, instruments, and/or certificates reasonably requested by EPC or Buyer or otherwise contemplated by this Agreement.

      The above listed closing documents shall be executed on Closing made effective as of 12:01 a. m. on the day after Closing, April 1, 1995, ("Effective Date") unless EPC and Buyer mutually agree to the contrary. Buyer shall deliver the balance of the Purchase Price to EPC's account by wire transfer of immediately available funds at Closing.

21. Purchase Price Allocation. EPC and Buyer shall attempt to allocate in good faith the Purchase Price paid for the Assets in accordance with paragraph 1060 of the Internal Revenue Code of 1986, as amended, among the various Assets conveyed to Buyer hereunder, and the parties agree to cooperate in good faith in the completion and filing of United States Federal income tax Form 8594 in accordance with the price allocation. The parties further agree that they will report the tax consequences of the purchase and sale hereunder in a manner consistent with the price allocation, if one has been agreed upon, and that they will not take any position inconsistent therewith in connection with the filing of any Return.

22. Property Taxes. All ad valorem taxes and special assessments for the current year ("Property Taxes") applicable to the Facilities, Fee Lands, Leases and Easements shall be apportioned between EPC and Buyer through the Closing, based on EPC's best estimate of the current year's assessment. EPC's allocated share of the Property Taxes for the current year shall be credited to Buyer at the Closing and Buyer shall assume the responsibility to pay the Property Taxes, unless EPC has already paid the current year's Property Taxes, in which case EPC shall be credited with Buyer's allocated share of the Property Taxes.

23. Other Taxes. As may be required by relevant taxing agencies with respect to the transaction covered herein, EPC shall collect and Buyer shall pay at Closing all applicable state and local sales tax, use tax, gross receipts tax, business license tax, other taxes except taxes imposed by reason of income to EPC, and fees. Any state or local tax specified above, inclusive of any penalty and interest, assessed at a future date against EPC with respect to the transaction covered herein shall be paid by Buyer or, if paid by EPC, Buyer shall promptly reimburse EPC therefor. Any documentary stamp tax which may be due shall be paid by Buyer.

24. Adjustment for Utility Charges and Credits. To the extent utilities have not been placed in Buyer's name as of Closing, charges and credits for water, electricity, sewage, gas, and all other utilities shall be adjusted and apportioned between EPC and Buyer through the Closing.

25.  Allocation of Carrier Obligations and Proceeds.

      A. To the extent that crude oil, condensates, natural gasoline, or basic sediment and water (which terms, for the purposes of Sections 25 and 26 shall mean, collectively, "Crude Oil") has been offered for shipment in the Assets under a published tariff or pursuant to rights under a private transportation agreement, but not yet delivered to EPC, the Buyer shall receive Crude Oil for transportation in the normal course of business. Tariff revenues with respect to Crude Oil delivered from the Assets prior to the Effective Date shall be credited to EPC, and tariff revenues with respect to Crude Oil delivered from the Assets after the Effective Date shall be credited to Buyer, except as specified to the contrary in Exhibit Y1. Deficiency obligations or rentals due to EPC under private transportation agreements or pipeline lease to third parties with respect to the Assets shall be allocated between EPC and Buyer as of the Effective Date. Buyer shall exert reasonable efforts to continue to provide substantially equivalent transportation service between current origin and destination points on the Assets for shippers for ninety (90) days following the Effective Date.

      B. EPC shall provide a notice to existing shippers on the Assets in mutually agreeable form not later than March 15, 1995, concerning the proposed sale of the Assets. Immediately after Closing, EPC and Buyer shall coordinate the delivery of notices to all shippers on the Assets of the (i) conveyance of the Assets, (ii) formal adoption of Federal Energy Regulatory Commission ("FERC") tariffs, where appropriate, and (iii) intention to honor existing Texas Railroad Commission ("TRC") tariffs, where appropriate, until existing TRC tariffs are canceled by EPC and new TRC tariffs are posted by Buyer. EPC and Buyer shall coordinate the filing and posting of appropriate adoption notices and supplements in accordance with the FERC Adoption Rule (18 CFR Sec. 341.6), with respect to EPC's existing FERC tariffs on the Assets. EPC and Buyer shall coordinate the filing by EPC of appropriate TRC tariff cancellations and the filing by Buyer of new TRC tariffs, as appropriate, with respect to those portions of the Assets where TRC tariffs are in place, as soon as practicable after Closing, but not later than the next tender of shipment date after the Closing.

26. Crude Oil Inventory. The Assets may contain materials which are held for the account of shipper(s). It is understood that title to the contents of the Assets will remain with the shipper(s) and that Buyer assumes the obligation to deliver such contents in accordance with EPC's existing arrangements with the shipper(s), whether under a published tariff or a private transportation or storage agreement. Tariff charges for transportation of "Physical Inventory", as determined under procedures defined in Exhibit "Y2," representing Crude Oil contained in the Assets as of the Effective Date will be shared equally by EPC and Buyer, as specified in Exhibit "Y1." The system will be gauged on or before 7:00 a.m. Central Time on the Effective Date, at which time the custody of all Crude Oil will be transferred to Buyer, and Buyer shall become responsible to each shipper for Crude Oil in Buyer's custody. Crude Oil inventory will be handled in the manner designated by Exhibit "Y2".

27. Records. Notwithstanding the inclusion of certain records, files and other data in the Assets under Section 1, EPC shall have the right to remove and retain any records, files and other data relating to the Assets for which it has, or may have, any business, technical or legal need, provided that EPC will provide, or allow Buyer to make, copies of any such records, files and other data which Buyer reasonably needs for the continuing operation of the Assets. To the extent that those records, files and other data or any other information made available to Buyer before or after the Closing contain proprietary business or technical information of EPC or its Affiliates, Buyer agrees to hold such records, files and other data in confidence and limit their use to the Assets.

      Buyer  shall  not destroy or otherwise dispose of any records,  files  and other data acquired hereunder for a period of three (3) years following the Closing (except as to tax records, for which the period shall be the applicable statute of limitations) except upon thirty (30) days prior written notice to EPC. During such periods, Buyer shall make such records, files and other data available to EPC or its authorized representatives for any business, legal or technical need in a manner which does not unreasonably interfere with Buyer's business operations.

28. Access to Assets After Closing. Buyer shall afford duly authorized representatives of EPC reasonable access to the Assets with respect to any legal, technical or operational matter relating to EPC's obligations under this Agreement (other than EPC's obligations to operate the Facilities or provide other services in connection with the Facilities, which access is specifically addressed elsewhere in this Agreement or in an Exhibit hereto), or EPC's operation of the Assets before the Closing, including without limitation removal of any Exclusions from the Assets, provided that EPC gives Buyer reasonable prior notice, and provided further that EPC's access does not unreasonably interfere with Buyer's normal operations. If Buyer does not have the legal right to allow EPC access, then Buyer and EPC shall work together to obtain the access. EPC and/or its contractor shall comply with prudent safety and industrial hygiene procedures, including without limitation, Buyer's Safety Requirements, if delivered to EPC, and any amendments thereto upon notice to EPC, and shall review such procedures with Buyer prior to commencement of any work involving the Assets. EPC, its employees, agents and/or contractors shall comply with EPC's Drug and Alcohol Prohibitions and Requirements, while present at or on the Assets. EPC shall not access the Assets without the presence of a Buyer employee or Buyer contractor. It is understood that there are risks associated with accessing the Assets, and EPC assumes responsibility for the safety of personnel and property of both EPC and EPC's contractors. EPC agrees to inspect the Assets for safety purposes upon such entry and to exercise precautions and conduct all actions at or on the Assets in a way that will, in so far as reasonably possible, assure the safety of persons and property. EXCEPT AS PROVIDED IN SECTION 19 OF THIS AGREEMENT OR AS PROVIDED IN THIS
SECTION 28, EPC shall release, indemnify and hold harmless Buyer ITS OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS, AND ASSIGNS (HEREINAFTER INDIVIDUALLY AND COLLECTIVELY, THE "iNDEMNITEE") against any CLAIMS ASSERTED AGAINST INDEMNITEE BY ANY PERSON for injury to persons or damage to property arising out of such access, except to the extent that any such injury or damage arises out of the negligence or willful misconduct of INDEMNITEE. If such injury to persons or damage to property is the result of joint negligence or willful misconduct of INDEMNITEE and EPC (which term, for purposes of this indemnification shall include INDEMNITEE'S and EPC's respective employees, contractors and agents), EPC's duty of indemnification shall be reduced to the extent of INDEMNITEE'S proportionate share of such joint negligence or willful misconduct. THE INDEMNITY IN THIS SECTION 28 SHALL NOT APPLY TO THE INTERIM OPERATING AGREEMENT, FACILITIES SEPARATION AGREEMENT, FACILITIES SHARING AGREEMENT, SATSUMA FACILITIES LEASE OR WEBSTER LEASE, EACH OF WHICH AGREEMENTS CONTAIN SPECIFIC INDEMNITY PROVISIONS APPLICABLE TO THE PARTICULAR AGREEMENT.

29. Permits. It shall be Purchaser's responsibility to obtain the issuance or transfer of all environmental and other operational permits; provided however, that EPC shall cooperate with any effort of Buyer to complete the actions required in connection with transferring or obtaining the issuance of such permits.

30. Notices. All notices, requests, demands, instructions and other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, postage prepaid, as follows:

     If to Buyer, addressed to:

          Howell Crude Oil Company
          Attention: President
          1111 Fannin, Suite 1500
          Houston, Texas 77002

     If to Seller, addressed to:

          Exxon Pipeline Company
          Attention:  President
          800 Bell Street, Suite 751
          Houston, Texas  77002

      or to such other place as either party may designate as to itself by written notice to the other. All notices will be deemed given on the date of receipt at the appropriate address.

31. Default. If Buyer defaults on or prior to Closing in a material way on Buyer's obligations, including but not limited to Buyer's absence at the designated time and place for Closing, EPC shall be entitled to retain the Deposit in addition to all of its other rights or remedies at law or in equity. Further, EPC shall be free immediately to sell the Assets to any third party without any restriction under or by reason of this Agreement. If EPC defaults on or prior to Closing in a material way on EPC's obligations, including but not limited to EPC's absence at the designated time and place for Closing, then Buyer may terminate this Agreement, and receive a refund of the Deposit in addition to retaining all of its other rights or remedies at law or in equity. The exercise of either party's right to terminate this Agreement pursuant to Sections 14B, 16, or 18 shall not constitute a default under this Section 31.

32. Guaranty of Buyer's Obligations. As an inducement for EPC to enter into this Agreement with Buyer, Howell Corporation unconditionally guarantees to EPC the full and prompt payment and performance by Buyer or any permitted assignee of all their respective obligations under this Agreement and any documents or instruments delivered pursuant hereto including, but not limited to, Buyer's, or any permitted assignee's, obligations to indemnify EPC. Howell Corporation shall execute and deliver at the Closing a Guaranty Agreement in substantially the form of Exhibit "X" hereto.

33. Further Assurances. EPC and Buyer shall take such additional action, and shall cooperate with one another, as may be reasonably necessary to effectuate the terms of this Agreement and any agreement or instrument delivered pursuant hereto, including effecting the working transfer of the Assets to Buyer.

34. Hart-Scott-Rodino Antitrust Improvements Act of 1976. Prior to February 28, 1995, EPC and Buyer will file pre-merger notifications pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("Act") with the Federal Trade Commission and the Department of Justice. The respective obligations of the parties to consummate this transaction are expressly made subject to satisfactory compliance with the Act, including the expiration or early termination of any waiting period(s) required thereunder. If the Federal Trade Commission or the Department of Justice oppose the transaction, EPC and Buyer (and their respective Affiliates, if required) shall make all reasonable efforts to promptly resolve the objection. Neither EPC nor Buyer (nor their respective Affiliates) shall be required to accept any material adverse conditions which might be required by either of these agencies as a condition for discontinuing opposition to this transaction. The Closing shall be postponed if necessary to comply with this section, but if any such postponement continues past April 30, 1995, EPC may terminate this Agreement upon notice with no further obligation by either EPC or Buyer, other than refunding the Deposit, and any indemnity provisions which shall survive termination.

      For purposes of this Agreement, (i) "Affiliate" shall include a party's "Parent Company" and "Affiliated Companies"; (ii) A party's "Parent Company" shall mean a company or companies having a "Controlling Interest" in such party;
(iii) A party's "Affiliated Companies" shall mean any and all companies in which the party, or the Parent Company of such party, has a direct or indirect
Controlling Interest; and (iv) "Controlling Interest" shall mean a legal or beneficial ownership of more than fifty percent (50%) of the voting stock in a company.

35. Governing Law. The provisions of this Agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to its conflicts-of-laws principles; provided, however, provisions of those documents conveying interests in real property shall be governed by and construed in accordance with the law of the state in which the real property is located.

36. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns. EPC acknowledges that Buyer intends to assign portions of this Assets after Closing to one or more of Buyer's Affiliates that is wholly owned by Howell Corporation. Provided, however, this Agreement may not be assigned, in whole or in part, without the prior written consent of the other party hereto, and any such assignment that is made without such consent shall be void and of no force and effect.

37. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, superseding any and all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter. This Agreement may not be amended and no rights hereunder may be waived except by a written document signed by the party to be charged with such amendment or waiver.

38. Publicity. All notices to third parties and other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by Buyer and EPC. No party shall act unilaterally in this regard without the prior written approval of the other, unless required by law.

39.   No  Joint  Venture,  Partnership and Agency.  Nothing  contained  in  this
Agreement  shall  be  deemed  to  create  a  joint  venture,  partnership,   tax
partnership or agency relationship between the parties.

40. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

41.  Survival.  The following provisions of this Agreement shall not survive the
Closing: 3, 8, 9, 10, 14B, 16, 18, 20, and 31. Such provisions will be merged with and will be superseded by the documents executed at Closing. Notwithstanding the fact that the other provisions of this Agreement are not expressly included in the conveyance documents, all other provisions of this Agreement shall survive Closing and shall not be deemed merged therewith.

42. Incorporation. The Exhibits and Schedules attached to this Agreement are incorporated herein by this reference.

43. Payments. Unless otherwise specified herein, any payment to be made hereunder shall be made in U.S. dollars by wire transfer of immediately available funds, without discount or deduction, or by such other means as the parties may agree.

Executed on behalf of the parties hereto on the dates set forth below the respective signature lines but effective as of the date first set forth hereinabove.

                              EPC:
                              EXXON PIPELINE COMPANY


                              By:  /s/ Otto R. Harrison
                                   --------------------------------
                              Name:     Otto R. Harrison
                              Title:         President

                              Date:  February 22, 1995


                              BUYER:
                              HOWELL CRUDE OIL COMPANY


                              By:  /s/ Mark J. Gorman
                                   ------------------------------
                              Name:     Mark J. Gorman
                              Title:         President

                              Date:       February 22, 1995


                              (AS TO SECTION 32)
                              GUARANTOR:
                              HOWELL CORPORATION


                              By:  /s/ Robert T. Moffett
                                   --------------------------------
                              Name:  Robert T. Moffett
                              Title:        Vice President & General Counsel

                              Date:       February 22, 1995

                                LIST OF SCHEDULES




     11.E. Conflict, Breaches, Violations, Rights of First Refusal, if any - EPC

     11.F.  Actions, Suits, Proceedings and Claims - EPC

     12.F. Conflict, Breaches, Violations, Rights of First Refusal, if any - Buyer

     12.G.          Actions, Suits, Proceedings and Claims - Buyer

                                LIST OF EXHIBITS


CONTRACT
REFERENCE   EXHIBIT           TITLE

     1A        A1 Part 1      Jay Pipeline Systems List

     1A        A1 Part 2      Jay Pipeline Systems Map

     1A        A2 Part 1      Mississippi Pipeline System List

     1A        A2 Part 2      Mississippi Pipeline System Map

     1A        A3 Part 1      Hearne-Texas City/Mexia System List

     1A        A3 Part 2      Hearne-Texas City/Mexia System Map

     1A        B              Tanks and other equipment list

     1B        C              Easements - [with partial assignments noted]

     1E        D              Navasota Station Drawing

     1F        E              Webster Station Drawing

     1C        F1             Fee Lands Locations List

     1C        F2             Fee Lands Description

     1D        G              Leases List

     1E        H              Navasota Sublease

     1F        I-1            Webster Station Easement

     1F        I-2            Satsuma Station Easement

     1H        J              Contracts List

     1I        K              Assignment and Assumption of Lease (Microwave
                              Lease)

     2a        L-1            Satsuma Site Drawing

     2A        L-2            Satsuma Lease Drawing

     2A        M1             Easement Reservations at Satsuma Station

     2A        M2             Easement Reservation at Hearne Station

     2H        M3             Easement  at Raccoon Bend Station

     2C        N              Excluded Assets

     2E        O              Facilities Sharing Agreement

     3A        P              Satsuma Facilities Lease (from Buyer to EPC)

     3B        Q              Webster Lease (from EPC to Buyer)

     20A       R              Bill of Sale

     20B       S              Assignment

     20C       T              Partial Assignment

     20D       U              Assignment and Assumption of Contracts

     20E       V              Special Warranty Deed

     20I       W              Interim Operating Agreement

     20N       X              Guaranty

     25        Y1             Allocation of Revenues

     26        Y2             Crude Oil Inventory Measurement Procedures

     10        Z              Facilities Separation Agreement

     7         AA             Hydrostatic Testing Plan

     8         BB             Monitoring and Operations Control Agreement

     2B        CC             Hearne Station Drawing (showing BIPL Easement
                              location)

     7         DD             EPC Burden List

     1A        EE             Groesbeck to Neches Jct - Ownership Limits

     1A        FF             Satsuma to Pierce Jct - Included Lines

     1A        GG             Pierce Jct to Webster - Included Lines

     1A        HH             Webster to Houston - Ownership Limits

     3E        II             Racoon Bend Station Drawing